CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 1, 2002, relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report to Shareholders of The Masters' Select Equity Fund, The Masters' Select International Fund and The Masters' Select Value Fund, each a series of Masters' Select Funds Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "General Information" and "Financial Statements" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
-----------------------------
New York, New York
April 25, 2002